EXHIBIT 99.1

RUDOLPH TECHNOLOGIES REPORTS 2011
THIRD QUARTER RESULTS

After tax GAAP earnings at 13 percent of revenue (non-GAAP 16%); record year-to-date operating cash flow of $36 million.

FLANDERS, NEW JERSEY (October 31, 2011) - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process characterization equipment and software for wafer fabs and advanced packaging facilities, today announced financial results for the third quarter of 2011.

2011 Third Quarter Highlights:

•	Third quarter 2011 revenue of $41.4 million as compared with second quarter 2011 revenue of $51.5 million.

•	GAAP and non-GAAP net income exceeded guidance, with third quarter GAAP net income of $5.3 million or $0.16 per fully diluted share; non-GAAP earnings per share was $0.21.

•
Cash and marketable securities increased by $64.5 million during the quarter to a record $157.8 million, or $4.88 per fully diluted share, driven by the issuance of Convertible Senior Notes and strong operating cash flow.

•	Excluding the Convertible Senior Notes, cash and marketable securities increased by $14.2 million.

•	Process Control Software sales marked its third consecutive quarter above $6 million in quarterly revenue and represented approximately 15 percent of total sales.

Recent Business Highlights:

•	Received first orders for 450mm Defect Inspection and Thin Film Metrology System.

•	Fulfilled multiple system orders for through silicon via (TSV) inspection and metrology process development.

•	Announced the shipment of the 1000th NSX® Inspection System, the Company's flagship macro inspection tool.

•	Issued $60 million of 3.75 percent Convertible Senior Notes at 35 percent premium ($12.95 per share) with shareholder call protection due in 2016.

•	Received annual “Outstanding Award in Service and Support” from STATS ChipPAC.

“Rudolph Technologies again delivered solid financial results in the third quarter as we were within or above the guidance range for all our financial metrics. Gross margins remained at 54 percent despite the 20 percent guided drop in revenues. After tax profit margins and operating cash flow for our third quarter were very acceptable at 13 percent and 31 percent, respectively,” noted Paul F. McLaughlin, Chairman and Chief Executive Officer. “This strong cash generation for the third quarter brought us to a Rudolph record of $36 million for year-to-date operating cash flow. With the macroeconomic environment delaying customer purchasing schedules, we have taken prudent cost containment actions that have resulted in total operating expenses decreasing 14 percent quarter-over-quarter. This was accomplished while continuing to invest in strategic engineering programs, as R&D spending remained flat year-over-year. We also continued to invest in our global distribution infrastructure and at a recent ceremony in Singapore, we were recognized with the annual 'Outstanding Award in Service and Support' by STATS ChipPAC, a top 5 OSAT supplier and key technology partner of Rudolph,” Mr. McLaughlin concluded.

Third Quarter 2011 Financial Results
Third quarter 2011 revenue totaled $41.4 million, a 20 percent decrease compared with $51.5 million for the

2011 second quarter. During the 2011 third quarter, international sales represented approximately 68 percent of revenue, of which 41 percent was from Asia, while domestic sales accounted for 32 percent. In the second quarter of 2011, international sales represented approximately 76 percent of revenue and domestic sales accounted for 24 percent.

Third quarter gross margin of 54 percent was consistent with the gross margin for the 2011 second quarter. Strong higher margin software sales, representing 15 percent of total revenue in the third quarter, were partially offset by a reduction in system shipments, which resulted in lower manufacturing efficiencies.

Operating expenses for the third quarter of 2011 totaled $17.1 million, a decrease of $2.8 million from $19.9 million in the 2011 second quarter. Research and development expenses for the third quarter totaled $8.3 million, compared with $9.6 million in the second quarter of 2011. Selling, general and administrative expenses for the third quarter decreased to $8.4 million from $9.9 million in the second quarter of 2011. The decrease in operating expenses was primarily due to lower compensation and legal costs, and implementation of across the board cost reduction initiatives in the quarter. Also contributing to the decrease in the third quarter was the one-time establishment of a charitable matching gift program in the 2011 second quarter.

GAAP net income for the third quarter of 2011 was $5.3 million, or $0.16 per diluted share, compared with net income of $7.0 million or $0.22 per share, for the second quarter of 2011. Excluding the after-tax impact of $1.5 million in non-GAAP adjustments, which included litigation and share-based compensation charges, the third quarter 2011 non-GAAP net income was $6.7 million, or $0.21 per diluted share.

Balance Sheet Strength
At September 30, 2011, cash and marketable securities increased $64.5 million to $157.8 million from the previous quarter. Cash proceeds from the Convertible Senior Notes issued in the third quarter increased the Company's cash balances by $50.3 million, with the remaining $14.2 million increase coming from operations. During the quarter, accounts receivable decreased $11.6 million to $39.7 million and inventory increased slightly to $57.8 million. Working capital as of September 30, 2011 increased $57.8 million, ending the quarter at $237.1 million.

Conference Call
Rudolph Technologies will discuss its 2011 third quarter results on a conference call it is hosting today at 4:45 PM EDT. A live audio webcast will also be available to investors on the Company's website at www.rudolphtech.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary software.

Discussion of Non-GAAP Financial Measures
In this press release, we have presented financial measures, which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP financial measures exclude the impact of the establishment of the charitable matching gift program, litigation fees, share based compensation, and restructuring costs. We believe that this presentation of non-GAAP financial measures allows investors to better assess the Company's operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. To that end, non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.

About Rudolph Technologies

Rudolph Technologies, Inc. is a worldwide leader in the design, development, manufacture and support of defect inspection, process control metrology, and data analysis systems and software used by semiconductor device manufacturers worldwide. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down the costs and time to market of their products. The Company's yield management solutions are used in both the wafer processing and final manufacturing of ICs, as well as in emerging markets such as LED and Solar. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company's web site at www.rudolphtech.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include the benefit to customers of Rudolph's products and customer service; Rudolph's expectations regarding semiconductor market outlook; Rudolph's ability to be successful in managing our cost structure and cash expenditures; as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph's control. Such factors include, but are not limited to, the Company's ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities and target high-margin markets; and the strength/weakness of the back-end and/or front-end semiconductor market segments. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph's Annual Report on Form 10-K, as amended, for the year ended December 31, 2010 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph's current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:

Investors:
Steven R. Roth
973.448.4302
steven.roth@rudolphtech.com

Trade Press:
Virginia Becker
952.259.1647
virginia.becker@rudolphtech.com

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) - (Unaudited)

	September 30, 2011	December 31, 2010
		(Audited)

ASSETS
Current assets
Cash and marketable securities	$157,776	$71,749
Accounts receivable, net	39,664	59,758
Inventories	57,783	52,311
Prepaid and other assets	4,840	2,711
Total current assets	260,063	186,529
Net property, plant and equipment	11,563	13,677
Intangibles	12,731	14,063
Other assets	6,029	4,784
Total assets	$290,386	$219,053

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$12,137	$14,686
Other current liabilities	10,826	12,098
Total current liabilities	22,963	26,784
Convertible senior notes	45,944	—
Other non-current liabilities	7,281	7,235
Total liabilities	76,188	34,019
Stockholders' equity	214,198	185,034
Total liabilities and stockholders' equity	$290,386	$219,053

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

Revenues	$41,434	$52,323	$143,576	$141,294
Cost of revenues	19,180	23,051	66,166	66,545
Gross profit	22,254	29,272	77,410	74,749
Operating expenses:
Research and development	8,275	8,327	26,720	24,654
Selling, general and administrative	8,353	10,148	28,086	29,163
Amortization	445	432	1,332	1,258
Total operating expenses	17,073	18,907	56,138	55,075
Operating income	5,181	10,365	21,272	19,674
Interest income (expense)	(892)	43	(807)	123
Other income (expense)	1,044	(902)	948	(151)
Income before income taxes	5,333	9,506	21,413	19,646
Provision for income taxes	33	603	2,417	2,185
Net income	$5,300	$8,903	$18,996	$17,461

Net income per share:

Basic	$0.17	$0.28	$0.60	$0.56
Diluted	$0.16	$0.28	$0.59	$0.56

Weighted average shares outstanding:

Basic	31,829	31,365	31,700	31,245
Diluted	32,309	31,534	32,188	31,454

(table to follow)

RUDOLPH TECHNOLOGIES, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010

GAAP operating income	$5,181	$10,365	$21,272	$19,674
Non-GAAP adjustments:
Establishment of charitable matching gift program	—	—	500	—
Litigation costs	312	597	2,038	2,025
Restructuring expenses (1)	—	440	—	1,140
Share-based compensation	1,233	1,392	3,770	4,085
Total non-GAAP adjustments	1,545	2,429	6,308	7,250
Non-GAAP operating income	$6,726	$12,794	$27,580	$26,924

GAAP net income	$5,300	$8,903	$18,996	$17,461
Total non-GAAP adjustments	1,545	2,429	6,308	7,250
Income tax effect of non-GAAP adjustments (2)	(237)	(407)	(1,203)	(1,294)
Other tax adjustments (3)	98	(230)	98	(230)
Non-GAAP net income	$6,706	$10,695	$24,199	$23,187

Net income per share:
Basic	$0.21	$0.34	$0.76	$0.74
Diluted	$0.21	$0.34	$0.75	$0.74

1) During the three and nine months ended September 30, 2010, the Company recorded restructuring expenses of $0.4 million and $1.1 million for the charges related to the transition of our New Jersey manufacturing facility to our Minnesota facility.

2) For the nine month periods ended September 30, 2011 and 2010, the non-GAAP adjustments were taxed at a marginal tax rate of 19.1% and 17.8%, respectively.

3) Represents tax true-up adjustments of $0.1 million recorded during the three and nine months ended September 30, 2011 and $(0.2) million for the three and nine months ended September 30, 2010.

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